Exhibit 99.1

REPROS AWAITS  NASDAQ RULING REGARDING DELISTING APPEAL

Company Receives Notice of $1 Share Price Deficiency

THE WOODLANDS, Texas – December 21, 2009 – On December 15, 2009, Repros Therapeutics Inc. (NasdaqGM:RPRX) received notification from NASDAQ that it has not regained compliance with NASDAQ Listing Rules 5450(b)(2)(C) and 5450(b)(1). The first rule applies to the market value of publicly held shares and the latter is the requirement of a minimum of a $1 share price. The Company has until June 14, 2010 to rectify the $1 share price deficiency assuming that the Company’s appeal to remain listed is granted. Repros appealed the listing deficiency associated with Rule 5450 (b)(2)(C) in early December and the Company awaits the decision of the NASDAQ Listing Qualifications Panel. As part of the Repros appeal the Company requested its securities be moved to the NASDAQ Capital Market.  There can be no assurance that the appeal will be successful thereby allowing Repros to continue to trade on a NASDAQ market.

About Repros Therapeutics Inc.

Repros Therapeutics focuses on the development of oral small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Repros' ability to successfully defend itself against the class action complaints, maintain its listing on the NASDAQ Global Market or qualify for moving its listing to the NASDAQ Capital Market, raise needed additional capital in the immediate future in order for it to continue its operations on acceptable terms or at all, Repros’ ability to have success in the clinical development of its technologies, the occurrence, timing and outcome of any meetings with the FDA, whether clinical trials of Proellex may be resumed, whether any safe and effective dose for Proellex can be determined, whether a clear clinical path for Androxal can be determined and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.

Contact:	Repros Therapeutics Inc.
Joseph Podolski (281) 719-3447
Chief Executive Officer